Fund Name	MassMutual Select Small Company Growth
Series Number	(Series 23)
Name of Affiliate member of underwriting or selling syndicate	Raymond James

(A) if part of an issue registered under the Securities Act of 1933 that is being offered to the public,	Yes
(B) part of an issue of governmental securities, as defined in section 2(a)(16) of the Investment Company Act of 1940,
(C) if Eligible Municipal Securities,
(D) if Securities sold in an Eligible Foreign Offering,
(E) if Securities sold in an Eligible Rule 144A Offering

Issuer/Name of Security	Diamondback Energy, Inc.
Description of Security	Common Stock

Date Purchased	10/12/2012

Underwriter(s) from whom purchased	Credit Suisse and Simmons & Company International.

Syndicate Member(s)	Credit Suisse
Raymond James
Tudor, Pickering, Holt & Co
Wells Fargo Securities
Capital One Southcoast
Scotiabank/Howard Weil
Simmons & Company International
Sterne Agee
SunTrust Robinson Humphrey
Wunderlich Securities

Aggregate Principal amount or Number of Shares	4,760
Aggregate Purchase Price	$83,300
Aggregate principal amount of such class of securities being offered	$218,750,000

Purchase Price per Unit	$17.50

Date First Offered:	10/12/2012
Price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.	$17.50
Commission, spread or profit (%)	6.50%; $0.07

The advisor/sub advisor certifies that the following information contained herein is complete and accurate and the following conditions have been satisfied:
The purchase price did not exceed the price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.
The underwriting was a Firm Commitment Underwriting:
The commission, spread, or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period
For securities that are not municipal securities - The issuer has been in continuous operation for not less than three years, including the operations of any predecessors.

For municipal securities only - The issue of securities has received an investment grade rating from a NRSRO  or, if the issuer or entity supplying the revenues from which the issue is to be paid has been in operation less than three years (including the

The amount of such securities purchased by all of the investment companies advised by the advisor and the relevant sub-advisor(s) to the Fund purchasing such securities did not exceed 25% of  (X) or (Y).

No Affiliated Underwriter was a direct or indirect participant in the sale.
Each transaction specified in this report has been effected in compliance with SEC Rule 10f-3.